UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
__________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bluejay Diagnostics, Inc.
(Name of Registrant as Specified In Its Charter)

____________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Bluejay Diagnostics, Inc.
360 Massachusetts Avenue, Suite 203
Acton, MA 01720
(844) 327-7078

To the Stockholders of Bluejay Diagnostics, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Bluejay Diagnostics, Inc. on May 14, 2024. The Annual Meeting will begin at 1:00 p.m. local time at the corporate offices of Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720.

Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the proxy statement carefully. The proxy statement and proxy card are being mailed to all stockholders of record as of April 4, 2024. This proxy statement and proxy card are being distributed on or about April    , 2024.

Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. Even after returning your proxy, if you are a stockholder of record and do attend the meeting and wish to vote your shares in person, you still may do so.

We look forward to seeing you on May 14, 2024.

Very truly yours,

BLUEJAY DIAGNOSTICS, INC.

By:	/s/ Neil Dey
Neil Dey
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held on
May 14, 2024:

Electronic Copies of the Proxy Statement and our 2023 Annual Report on Form 10-K are available at
https://www.cstproxy.com/bluejaydx/2024

Bluejay Diagnostics, Inc.
360 Massachusetts Avenue, Suite 203
Acton, MA 01720
(844) 327-7078

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2024

TO THE STOCKHOLDERS OF BLUEJAY DIAGNOSTICS, INC.:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders of Bluejay Diagnostics, Inc. (the “Company”) will be held at the corporate offices at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, on May 14, 2024 at 1:00 p.m., Eastern Time, for the following purposes, as described in the accompanying Proxy Statement:

Proposal 1.      To elect six Board nominees to the Board of Directors of the Company, each to serve until the 2025 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

Proposal 2.      To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to increase the number of authorized shares of the Company’s common stock.

Proposal 3.      To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock.

Proposal 4.      To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Proposal 5.      To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of the Company at the close of business on April 4, 2024 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company’s principal executive offices located at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720 for a period of ten days ending on the day before the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
BLUEJAY DIAGNOSTICS, INC.
/s/ Neil Dey
Acton, Massachusetts	Neil Dey
April , 2024	President, Chief Executive Officer and Director

Page
Information About The Annual Meeting And Voting	1
Why Did You Send Me This Proxy Statement?	1
What Proposals Will Be Addressed At The Annual Meeting?	1
Who May Vote On These Proposals?	1
How Many Votes Do I Have?	1
Why Would The Annual Meeting Be Postponed?	2
How Do I Vote By Proxy?	2
How Do I Vote In Person?	2
May I Revoke My Proxy?	2
What Vote Is Required To Approve Each Proposal?	3
Who Bears The Cost Of Soliciting Proxies?	3
Where Are The Company’s Principal Executive Offices?	3
How Can I Obtain Additional Information About The Company?	4
Stock Ownership Of Certain Beneficial Owners And Management	5
Information About Directors And Executive Officers	7
Governance Of The Company	10
Compensation Overview	14
Compensation Of Directors And Executive Officers	16
Related Party Transactions	21
Proposal 1: Election Of Directors	22
Proposal 2: Approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to increase the number of authorized shares of the Company’s common stock	23
Proposal 3: Approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock	25
Proposal 4: To Ratify The Appointment Of Independent Registered Public Accounting Firm	32
Audit Committee Report	33
Availability Of Annual Report On Form 10-K	34
Other Proposed Action	34
Householding Of Proxy Materials	34
Stockholder Proposals And Submissions	34

Annex A: Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s common stock	A-1
Annex B: Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock	B-2

i

BLUEJAY DIAGNOSTICS, INC. PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2024

Information About The Annual Meeting And Voting

Why Did You Send Me This Proxy Statement?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Bluejay Diagnostics, Inc., a Delaware corporation, for use at the Annual Meeting of Bluejay Diagnostics, Inc.’s stockholders to be held at the 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, on May 14, 2024 at 1:00 p.m., local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided. The terms “Bluejay,” “Company,” “we,” or “our” refer to Bluejay Diagnostics, Inc.

What Proposals Will Be Addressed At The Annual Meeting?

We will address the following proposals at the Annual Meeting:

Proposal 1.      To elect six Board nominees to the Board of Directors of the Company, each to serve until the 2025 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

Proposal 2.      To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to increase the number of shares of authorized shares of the Company’s common stock.

Proposal 3.      To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock.

Proposal 4.      To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Proposal 5.      To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote On These Proposals?

We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April      , 2024 to all stockholders as of April 4, 2024 (the “Record Date”). Stockholders who owned shares of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting on all matters properly brought before the Annual Meeting.

On the Record Date, we had 2,688,448 shares of issued and outstanding common stock entitled to vote at the Annual Meeting.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting. Cumulative voting is not permitted.

Why Would The Annual Meeting Be Postponed?

The Annual Meeting will be postponed if a quorum is not present on May 14, 2024. The presence in person or by proxy of at least a majority of our common stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Abstentions and broker non-votes are treated as shares present or represented at the meeting but are not counted as votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers (broker non-votes) are not considered to be “entitled to vote” on that matter and are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

How Do I Vote By Proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors (the “Board”) as follows:

Proposal 1.      To elect six nominees to the Board, each to serve until the 2025 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

Proposal 2.      To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to increase the number of authorized shares of the Company’s common stock.

Proposal 3.      To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock.

Proposal 4.      To ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the year ending December 31, 2024.

Proposal 5.      In their discretion, upon such other matters as may property come before the meeting.

If any other matters are presented, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

How Do I Vote In Person?

If you plan to attend the Annual Meeting and vote in person on May 14, 2024, or at a later date if the meeting is adjourned or postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

May I Revoke My Proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

1.      You may send in another proxy with a later date.

2.      You may notify us in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting that you are revoking your proxy.

3.      You may vote in person at the Annual Meeting.

What Vote Is Required To Approve Each Proposal?

Proposal 1: To elect six nominees to the Board, each to serve until the 2025 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

A plurality of the votes cast is required to elect director nominees, and as such, the six nominees who receive the greatest number of “FOR” votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more “FOR” votes than any other nominee for the same director’s seat. Broker non-votes will have no effect on this proposal.

Proposal 2: To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to increase the number of authorized shares of the Company’s common stock.

The approval of Proposal 2 requires the affirmative vote of a majority in voting power of the votes cast. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

Proposal 3: To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock.

The approval of Proposal 3 requires the affirmative vote of a majority in voting power of the votes cast. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm.

The approval of Proposal 4 requires the affirmative vote of a majority in voting power of the votes cast. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

Other Business That Is Properly Brought Before the Annual Meeting

If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on routine matters. However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as “broker non-votes,” properly brought before the meeting. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal but will be counted in determining whether there is a quorum present.

Who Bears The Cost Of Soliciting Proxies?

We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

Where Are The Company’s Principal Executive Offices?

The principal executive offices of Bluejay are located at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720 and our telephone number is (844) 327-7078.

How Can I Obtain Additional Information About The Company?

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including Bluejay, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549.

Stock Ownership Of Certain Beneficial Owners And Management

The following table sets forth information, as of April 4, 2024 (the “Record Date”), regarding beneficial ownership of our common stock by:

•        each of our directors;

•        each of our named executive officers (“NEOs”);

•        all directors and executive officers as a group; and

•        each person, or group of affiliated persons, known by us to beneficially own five percent or more of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720.

Name of Beneficial Owner	Shares beneficially owned		Percent of Class(1)
Armistice Capital, LLC(2) 510 Madison Avenue, 7th Floor New York, New York 10022	194,525		9.99%
Sabby Management, LLC(3) 115 Hidden Hills Dr. Spicewood, TX 78669	177,513		9.99%
Directors and Named Executive Officers
Indranil (Neil) Dey	241,502	(4)	9.0%
Svetlana Dey	208,817	(5)	7.8%
Douglas C. Wurth	175,655	(6)	6.5%
Donald R. Chase	45,183	(7)	*
Dr. Jason Cook	9,711	(8)	*
Kenneth Fisher	5,659	(9)	—
Gary Gemignani	2,750	(10)	*
Fred S. Zeidman	2,750	(11)	*
Frances Scally	—		—
Directors and Current Executive Officers as a Group (7 persons)	481,801		17.6%

____________

*        Less than 5%.

(1)      Based on 2,688,448 shares of common stock outstanding as of April 4, 2024.

(2)      Based solely on a Schedule 13G filed with the SEC on February 14, 2024 by Armistice Capital, LLC. Armistice Capital LLC is the beneficial owner of 194,525 shares and has shared dispositive power of 194,525 shares and shared voting power of 194,525 shares; and Steven Boyd is the beneficial owner of 194,525 shares and has shared dispositive power of 194,525 shares and shared voting power of 194,525 shares. Armistice Capital is also the holder of warrants to acquire shares of the Company’s common stock, which warrants may not be exercised to the extent such exercise would cause Armistice Capital to beneficially own more than 9.99% of the Company’s outstanding common stock.

(3)      Based solely on a Schedule 13G filed with the SEC on January 3, 2024 by Sabby Management, LLC. Sabby Management, LLC is the beneficial owner of 177,513 shares and has shared dispositive power of 177,513 shares and shared voting power of 177,513 shares; Sabby Volatility Warrant Master Fund, Ltd. has an address at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands and is the beneficial owner of 177,513 shares and has shared dispositive power of 177,513 shares and shared voting power of 177,513 shares; and Hal Mintz is the beneficial owner of 177,513 shares and has shared dispositive power of 177,513 shares and shared voting power of 177,513 shares.

Sabby is also the holder of warrants to acquire shares of the Company’s common stock, which warrants may not be exercised to the extent such exercise would cause Sabby to beneficially own more than 9.99% of the Company’s outstanding common stock.

(4)      Includes (i) 28,526 shares held directly by Mr. Dey, (ii) 204,567 held by Lana Management & Business Research International, LLC, an entity owned by Mr. Dey and Ms. Dey and which Mr. Dey and Ms. Dey have voting and dispositive power over the shares held by such entity, (iii) 368 shares underlying options at an exercise price of $21.80 per share, (iv) 47 shares underlying warrants at an exercise price of $45.90 per share, (v) 39 shares underlying warrants at an exercise price of $19.00 per share, and (vi) 7,955 shares underlying a restricted stock unit grant.

(5)      Includes (i) 1,500 shares held directly by Ms. Dey, (ii) 204,567 held by Lana Management & Business Research International, LLC, an entity owned by Mr. Dey and Ms. Dey and which Mr. Dey and Ms. Dey have voting and dispositive power over the shares held by such entity, (iii) 1,250 shares underlying options at an exercise price of $55.80 per share, (iv) 125 shares underlying options at an exercise price of $25.20, and (v) 1,375 shares underlying a restricted stock unit grant.

(6)      Includes (i) 109,317 shares held directly by Mr. Wurth, (ii) 55,444 held by Wurth Holdings LLC, an entity controlled by Mr. Wurth, (iii) 5,901 shares underlying options at an exercise price of $19.06 per share, (iv) 125 shares underlying options at an exercise price of $25.20 per share, (v) 3,100 shares underlying warrants at an exercise price of $45.90 per share, (vi) 393 shares underlying warrants at an exercise price of $19.50 per share and (vii) 1,375 shares underlying a restricted stock unit grant.

(7)      Includes (i) 38,267 shares held directly by Mr. Chase, (ii) 1,180 shares underlying options at an exercise price of $19.06 per share, (iii) 1,970 shares underlying options at an exercise price of $3.24 per share, (iv) 1,250 shares underlying options at an exercise price of $55.80 per share, (v) 1,141 shares underlying warrants at an exercise price of $45.90 per share, and (vi) 1,375 shares underlying a restricted stock unit grant.

(8)      Includes (i) 2,245 shares held directly by Dr. Cook, (ii) 3,750 shares underlying options at an exercise price of $70.00 per share, (iii) 266 shares underlying options at an exercise price of $21.80 per share, and (iv) 3,450 shares underlying a restricted stock unit grant.

(9)      Includes 5,659 shares held directly by Mr. Fisher.

(10)    Includes (i) 1,250 shares underlying options at an exercise price of $54.40 per share, (ii) 125 shares underlying options at an exercise price of $25.20 per share, and (ii) 1,375 shares underlying a restricted stock unit grant.

(11)    Includes (i) 500 shares underlying options at an exercise price of $70.00 per share, (ii) 750 shares underlying options at an exercise price of $55.80 per share, (iii) 125 shares underlying options at an exercise price of $25.20 per share, and (iii) 1,375 shares underlying a restricted stock unit grant.

Information About Directors And Executive Officers

Directors and Executive Officers

The following table sets forth the names and ages of all of our current directors and executive officers. Our officers are appointed by, and serve at the pleasure of, the Board.

Name	Age	Position
Indranil (Neil) Dey	60	President, Chief Executive Officer and Director
Dr. Jason Cook	42	Chief Technology Officer
Douglas C. Wurth	59	Director
Svetlana Dey	52	Director
Donald R. Chase	77	Director
Fred S. Zeidman	77	Director
Gary Gemignani	58	Director

Neil Dey, President, Chief Executive Officer and Director

Mr. Dey co-founded Bluejay Diagnostics in 2015 and has served as our President, Chief Executive officer (our principal executive officer) and as a Director since then. Effective as of March 29, 2024, he also became our principal financial and accounting officer. In 2008, Mr. Dey co-founded Lana Management and Business Research International, LLC (“LMBRI”), and served as Chief Operating Officer of LMBRI from 2008 through 2015. LMBRI is a management consulting company focused on product launch and marketing in the medical field in the U.S., Japan and the EU. During his tenure with LMBRI, he spent approximately eight years consulting with Toray Industries, Hitachi Chemicals (now Showa Denko Materials Co. Ltd.), Fujifilm (Fuji Chemicals), Merck & Co., SRI International, among others. From 2005 to 2007, Mr. Dey served as Vice President of Business Development and Market for Definines, AG. From 2001 to 2005, Mr. Dey served as Head of Business Development, Western U.S. for IMPATH, Inc., where he was responsible for three business units and the introduction of Her2neu diagnostics for breast cancer treatment with Herceptin. Earlier positions include Chief Business Officer for Genmethrax, Inc.; Manager, Technology Licensing, Thomas Jefferson Medical University; and Manager, Technology Licensing, Ciba Geigy (Novartis). Mr. Dey earned both Bachelor of Science and Master of Science degrees in Biochemistry from Visva-Bharati University in India and a Ph.D. in Lipid Membrane Biochemistry from Biological Research Center in Hungary. He also earned a Master’s degree in Business Administration (Fulbright Scholarship) from the University of Cambridge. We believe Mr. Dey’s history with our company, coupled with his extensive business development experience in the medical device industry, provides him with the qualifications to serve as a director.

Dr. Jason Cook, Chief Technology Officer

Dr. Cook joined us in 2021. From 2014 to 2021, Dr. Cook served as the Chief Executive Officer of NanoHybrids, Inc., a nanotechnology company specializing in the development and manufacture of theranostic nanoparticle platform technologies. He was also a Director and served as Chairman of its Board from 2020 to 2021, and from 2014 to 2017, he served as Senior Scientist developing many of the core technologies of the company. Dr. Cook earned a Ph.D. in Biomedical Engineering from the University of Texas at Austin, focusing on medical diagnostic system design and development. His postdoctoral work focused on the improvement of bioconjugation strategies of nanoparticles for molecular targeting. Dr. Cook also serves as an ad-hoc reviewer for numerous panels at the National Institute of Health and peer reviewed scientific journals.

Douglas C. Wurth, Director and Chairman of the Board

Mr. Wurth has served as Chairman of the Board of Bluejay Diagnostics since 2017. Since 2016, Mr. Wurth has been a private investor. Mr. Wurth has served as Chief Executive Officer and a Director of Good Works II Acquisition Corp. since February 2021, and as Co- Chairman of Good Works Acquisition Corp. since October 2020. Mr. Wurth led major businesses within J.P. Morgan Asset Management during his nearly 20 years at J.P Morgan from 1997 to 2016. Mr. Wurth was the Chief Executive Officer of Alternative Investments in Asset Management, and Chief Executive Officer of J.P. Morgan’s International Private Bank, where he led the expansion of the franchise in Asia, Latin America and Europe while based in New York, Hong Kong, and London. Since leaving J.P. Morgan, Mr. Wurth has invested in and helped lead several private companies, including Standard Power and Vestrata, both of which he is Chairman of the Board of, and he is a board member of Triax Technologies. Before joining J.P. Morgan, Mr. Wurth practiced law at the New York firm Skadden, Arps, Slate, Meagher & Flom from 1992 to 1995, and served as General Counsel to former U.S. Senator Robert Dole’s 1996 presidential campaign. Mr. Wurth earned a Bachelor of Arts degree from the University of Notre Dame and a J.D. from the University of Virginia School of Law. We believe that Mr. Wurth is professionally qualified to serve on our Board due to his overall leadership experience, his experience in the private equity and alternative investments industry and his legal expertise.

Donald R. Chase, Director

Mr. Chase has served on our Board since 2017. Mr. Chase has been a member of the Board of Directors of Millyard Bank since 2020. Mr. Chase was a member of the Board of Directors of Merchants Bank and Merchants Bancshares, Inc., in South Burlington. VT, from 2015 through 2017. Mr. Chase was Chairman of the Board of NUVO Bank and Trust Company of Springfield, Massachusetts since its inception in 2008 through 2015. Mr. Chase served as President and Chief Executive Officer, Vice Chairman, and a Director of Westbank Corporation and its wholly-owned subsidiary, Westbank from 1988 to 2007. Mr. Chase is active in a number of commercial real estate, farming and ranching activities and serves in a number of civic roles. He is former Chairman of the Board of Trustees for the Eastern States Exposition in West Springfield, MA. Mr. Chase is also a commissioner of the Board of Public Safety for the City of West Springfield, MA and is a former member of the Massachusetts Board of Agriculture. Mr. Chase is a veteran of the United States Army during which he served in combat in Vietnam from 1967 through 1969. Mr. Chase graduated with honors from Western New England University with a Bachelor of Science degree in Accounting. We believe that Mr. Chase is professionally qualified to serve on our Board due to his executive experience and his financial expertise.

Fred S. Zeidman, Director

Mr. Zeidman has served on our Board since May 2021. Mr. Zeidman is Chairman of WoodRock & Co., an investment banking service business and serves as Chairman and CEO of Good Works Acquisition Corp. and Chairman of Good Works II Acquisition Corp, both publicly held SPACs, and Mr. Zeidman served as Chairman of Gordian Group LLC, a U.S. investment bank specializing in board level advice in complex, distressed or “story” financial matters. Mr. Zeidman, Chairman Emeritus of the United States Holocaust Memorial Council was appointed by President George W. Bush in March 2002 and served in that position from 2002 – 2010. A prominent Houston-based business and civic leader, Mr. Zeidman also is Chairman Emeritus of the University of Texas Health Science System Houston. He was National Chairman of the Development Corp of Israel Campaign (Israel Bonds) and served on the Board of the National World War II Museum. Mr. Zeidman was the former CEO, President and Chairman of Seitel, Inc., a Houston-based onshore seismic data provider where he was instrumental in the successful turnaround of the Company. He served as lead Director of Straight Path Communications, Inc. until its sale to Verizon in 2018. He was also Director of REMA, a division of NRG Corp. and he further serves on the board of Prosperity Bank and was formerly Restructuring Officer of TransMeridian Exploration Inc. and Chief Bankruptcy Trustee of AremisSoft Corp. He held the post of Chairman of the Board and CEO of Unibar Corporation, the largest domestic independent drilling fluids company, until its sale to Anchor Drilling Fluids in 1992. Mr. Zeidman holds a Bachelor’s degree from Washington University in St. Louis and a Master’s in Business Administration from New York University. We believe that Mr. Zeidman is professionally qualified to serve on our Board due to his extensive leadership and corporate finance experience, as well has his relationships in the investing and investment banking businesses.

Svetlana Dey, Director

Ms. Svetlana Dey has been member of Bluejay’s Board since 2015. Ms. Dey co-founded Bluejay Diagnostics in 2015.1 She also co-founded LMBRI in 2008, a management consulting company focused on product launch and marketing in the medical field in the U.S., Japan and India. Ms. Dey has served as LMBRI’s President and CEO since 2008. Prior to LMBRI, Ms. Dey spent more than 15 years in healthcare consulting businesses. In these roles, she has been involved in management and operations of healthcare and life sciences products development, sales and marketing operations and general management. Ms. Dey earned a Master’s Degree in Mathematics from the State University of Mari El Republic, Russia. We believe Ms. Dey’s history with our company, coupled with her extensive experience in the healthcare industry, provides her with the qualifications to serve as a Director.

____________

1        NTD: As a co-founder, has Svetlana served in any role other than a member of the board?

Gary Gemignani, Director

Mr. Gemignani joined Bluejay’s Board in November 2021. Since February 2024, he has served as Chief Executive Officer of Spectrum Vascular, a medical device company focused on vascular access and medication management, after previously having served as its Executive Chairman since July 2023. Mr. Gemignani previously served from April 2022 to September 2022 as EVP, Chief Financial Officer of Solta Medical, a division of Bausch Health. Prior to Solta Medical, Mr. Gemignani served as EVP and CFO of Acacia Pharma Group plc from 2020 to 2022. Prior to Acacia Pharma he served as CFO of Synergy Pharmaceuticals Inc. from 2017 to 2019 where he successfully led the sale of this Nasdaq-listed company’s assets to Bausch Health. Previously, Mr. Gemignani served as CEO and CFO of Biodel Inc., overseeing business and strategic planning, operations and financing activities of the company. Prior to this, Mr. Gemignani served in senior and executive financial and operational roles with multiple public and private companies including Prudential Financial, Gentium, Novartis and Wyeth. Mr. Gemignani started his career at Arthur Andersen & Co. We believe that Mr. Gemignani is professionally qualified to serve on our Board due to his extensive accounting and financial experience, as well as his public company expertise.

Family Relationships

Ms. Svetlana Dey is married to Mr. Neil Dey. There are no other directors that are related to any other director or executive officer of our company or our subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

Governance Of The Company

Our Board of Directors

Our Board oversees the business affairs of Bluejay and monitors the performance of management. Members of the Board discussed various business matters informally on numerous occasions throughout the year 2023. The Board held 13 meetings during 2023. We believe that such interaction between fellow Board members and with management provided proper oversight of the Company. Each incumbent director attended at least 75% of the total number of meetings of the Board and committee meetings of which such director was a member (held during the period for which such director was in office).

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that Audit Committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of Compensation Committee members, the Nasdaq Rules require that our Board must consider additional factors relevant to the duties of a Compensation Committee member, including the source of any compensation we pay to the director and any affiliations with our company.

Our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that Messrs. Wurth, Chase, Zeidman, and Gemignani are independent as defined under the Nasdaq Rules.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. Our Board has adopted written charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees, which are available on our website at https://ir.bluejaydx.com/corporate-governance/governance-overview.

The chart below shows the current membership and chairperson of each of our three standing Board committees and the number of committee meetings held during our last fiscal year. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committee meets the applicable independence requirements of the SEC and the Nasdaq listing rules for service on our Board and each committee on which she or he serves.

Name	Audit	Compensation	Nominating and Corporate Governance
Donald R. Chase	Member	Chair	Member
Indranil (Neil) Dey	—	—	—
Svetlana Dey	—	—	—
Gary Gemignani	Chair	Member	—
Douglas C. Wurth	Member	Member	Member
Fred S. Zeidman	—	—	Chair
Total Meetings in 2023	5	2	1

Audit Committee.    The members of the Audit Committee are Mr. Gemignani (Chairperson), Mr. Wurth and Mr. Chase. Each member of the Audit Committee is independent as defined by the Nasdaq Rules. In addition, each member of the Audit Committee satisfies the additional requirements of the SEC and Nasdaq Rules for audit committee membership, including the additional independence requirements and the financial literacy requirements. The Board has determined that at least one member of the Audit Committee, Mr. Gemignani, is an “audit committee financial expert” as defined in the Nasdaq and SEC’s rules and regulations. The primary purpose of the Audit Committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee is responsible for selecting, compensating, overseeing and terminating the selection of our independent registered public accounting firm.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee are Mr. Zeidman (Chairperson), Mr. Wurth and Mr. Chase. Each member of the Nominating and Corporate Governance Committee is independent as defined by Nasdaq Rules. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to: (a) determine the qualifications, qualities, skills, and other expertise required to be a director; (b) identify and screen individuals qualified to become members of the Board; (c) make recommendations to the Board regarding the selection and approval of the nominees for director; and (d) review and assess the adequacy of our corporate governance policies and procedures.

Compensation Committee.    The members of the Compensation Committee are Mr. Chase (Chairperson), Mr. Wurth and Mr. Gemignani. Each member of the Compensation Committee is independent as defined by Nasdaq Rules. The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board with respect to the annual compensation for our President and Chief Executive Officer. The Compensation Committee also is responsible for reviewing and making recommendations to the Board, the annual compensation and benefits for our other executive officers. The Compensation Committee also, among other things, reviews compensation of the Board, reviews and makes recommendations on all new executive compensation programs that are proposed for adoption and administers the Company’s equity incentive plans. The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board with respect to the annual compensation for our President and Chief Executive Officer.

Our President and Chief Executive Officer reviews the performance of our other executive officers (other than themselves) and based on that review they make recommendations to the Compensation Committee about the compensation of executive officers (other than themselves). Our President and Chief Executive Officer does not participate in any deliberations or approvals by the Board or the Compensation Committee with respect to his own compensation.

Board Member Attendance at Annual Meetings

We do not have a formal policy regarding Board attendance at our annual meetings, however, all our directors are invited to the annual meeting. All of our directors attended our 2023 annual meeting.

Board Leadership Structure and Role in Risk Oversight

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide effective oversight of management. Mr. Wurth serves as Chairman of the Board and Mr. Dey serves as our President and Chief Executive Officer. Although our Board does not have a policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer, we believe such separation serves an important governance purpose.

Although management is responsible for the day-to-day management of the risks we face, our Board and its committees take an active role in overseeing management of our risks and have the ultimate responsibility for the oversight of risk management. Our Board regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends periodic meetings of the Board, provides presentations on operations including significant risks, and are available to address any questions or concerns raised by our Board.

In addition, our committees assist our Board in fulfilling its oversight responsibilities regarding risks. Our Audit Committee coordinate the Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions and code of conduct and corporate governance guidelines and management reports on these areas. Our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. When any of the committees receives a report related to material risk oversight, the chairperson of the relevant committee will report on the discussion to the full Board.

Nomination of Director Candidates

We receive suggestions for potential director nominees from many sources, including members of the Board, advisors, and stockholders. Any such nominations, together with appropriate biographical information, should be submitted to the Chairperson of the Nominating and Corporate Governance Committee in the manner discussed below. Any candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates.

Qualifications for consideration as a Board nominee may vary according to the areas of expertise being sought as a complement to the existing board composition. However, qualified nominees often possess high level leadership experience in business activities; breadth of knowledge about issues affecting the Company; experience on other boards of directors, preferably public company boards; and time available for meetings and consultation on Company matters. Our Nominating and Corporate Governance Committee does not have a formal policy regarding the consideration of diversity in identifying director candidates but seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and our stockholders. Candidates whose evaluations are favorable are recommended by our Nominating and Corporate Governance Committee to the full Board for consideration. The full Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual meeting.

A stockholder wishing to nominate a candidate for election to our Board at any annual meeting at which the Board has determined that one or more directors will be elected must submit a written notice of his or her nomination of a candidate to the Chairperson of the Nominating and Corporate Governance Committee (c/o the Corporate Secretary), providing the candidates name, biographical data and other relevant information together with a consent from the nominee. Pursuant to our Bylaws, the submission must be received at our principal executive offices no less than 90 days and no more than 120 days prior to the anniversary date of our last annual meeting to permit the Board time to evaluate the qualifications of the nominee.

We have not employed an executive search firm, or paid a fee to any other third party, to locate qualified candidates for director positions.

Diversity of Directors

The following table summarizes certain self-identified characteristics of our directors, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance:

Board Diversity Matrix

	As of April 5, 2024		As of May 10, 2023
Total Number of Directors	6		6
	Female	Male	Female	Male
Part I: Gender Identity
Directors	1	5	1	5
Part II: Demographic Information
Asian		1		1
White	1	4	1	4
LGBTQ+		1		1

Stockholder Communications with Directors

Persons wishing to write to our Board, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board or to the affairs of Bluejay. Any correspondence received that is addressed to the Board generally will be forwarded to the Chairman of the Board.

Anti-Hedging Policy

Our policies prohibit directors, officers and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities without our prior approval.

Code of Ethics

We have adopted a written code of ethics that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and any person performing similar functions. The code of ethics is on the “Investors — Corporate Governance Overview” section on our website at bluejaydx.com. We intend to disclose any future amendments to, or waivers from, the code of ethics within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on our review of such reports and written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2024, except that each of one grant to Mr. Wurth, one grant to Mr. Zeidman, grant to and related sale by Mr. Fisher, one grant to and related sale by Mr. Dey, one grant to Ms. Dey, one grant to Mr. Chase, and one grant to Mr. Gemignani was not timely reported on Form 4 and Ms. Scally’s becoming a reporting person was not timely reported on Form 3.

compensation discussion & analysis
Compensation Overview

The purpose of this Compensation Overview section is to provide material information about the Company’s compensation philosophy, objectives and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this Proxy Statement with respect to the compensation of our named executive officers (“NEOs”). For the year ended December 31, 2023, our NEOs were:

Neil Dey, President and Chief Executive Officer

Kenneth Fisher, former Chief Financial Officer

Frances Scally, Interim Chief Financial Officer*

Jason Cook, Chief Technology Officer

____________

*        Ms. Scally ceased serving as our Interim Chief Financial Officer on March 29, 2024.

Determining Executive Compensation

On an ongoing basis, the Compensation Committee reviews the performance and compensation of our President and Chief Executive Officer and the Company’s other executive officers. Our President and
Chief Executive Officer provides input to the Compensation Committee regarding the performance of the other NEOs and offers recommendations regarding their compensation packages considering such performance. The Compensation Committee is ultimately responsible, however, for determining the compensation of the NEOs, including our President and Chief Executive Officer.

Compensation Philosophy

The Compensation Committee and the Board believe that the Company’s executive compensation programs for its executive officers should reflect the Company’s performance and the value created for its shareholders. In addition, we believe our executive compensation programs should support the goals and values of the Company and should reward individual contributions to the Company’s success. Specifically, the Company’s executive compensation program is intended to, among other things:

•        attract and retain the highest caliber executive officers;

•        drive achievement of business strategies and goals;

•        motivate performance in an entrepreneurial, incentive-driven culture;

•        closely align the interests of executive officers with the interests of the Company’s shareholders;

•        promote and maintain high ethical standards and business practices; and

•        reward results and the creation of shareholder value.

Factors Considered in Determining Compensation

The Compensation Committee makes executive compensation decisions based on total compensation, rather than on individual components of compensation. They attempt to create an integrated total compensation program structured to balance both short and long-term financial and strategic goals. Our compensation should be competitive enough to attract and retain the highest caliber executive officers. In this regard, we have historically utilized a combination of two types of compensation to compensate our executive officers:

•        base salary; and

•        annual performance bonuses payable in cash and/or equity awards.

The Compensation Committee periodically reviews each executive officer’s base salary and makes appropriate recommendations to the Board. Base salaries are based on the following factors:

•        the Company’s performance for the prior fiscal years and subjective evaluation of each executive’s contribution to that performance;

•        the performance of the particular executive in relation to established goals or strategic plans;

•        competitive levels of compensation for executive positions based on information drawn from informal internal benchmark analysis of base salaries for executive officers at similarly sized, public medical technology companies and other relevant information; and

•        our obligations under the applicable executive officer’s employment agreement or offer letter (if any).

Performance bonuses and equity compensation are awarded based upon the recommendation of the Compensation Committee. These grants are made with a view to linking executives’ compensation to the long-term financial success of the Company and its shareholders.

Compensation Of Directors And Executive Officers

Executive Officer Compensation

The following Summary Compensation Table shows, for the fiscal years ended December 31, 2023, 2022 and 2021, information regarding the compensation awarded to our named executive officers for 2023: Neil Dey, our President and Chief Executive Officer; Kenneth Fisher, our former Chief Financial Officer; Frances Scally, our Interim Chief Financial Officer; and Jason Cook, our Chief Technology Officer. We refer to these officers as our “named executive officers” (“NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Neil Dey	2023	285,028	—	—	—	—	7,126	(4)	292,154
President & Chief Executive Officer	2022	337,436	70,000	—	12,281	—	5,721		425,438
Frances Scally(1) Interim Chief Financial Officer	2023	—	—	—	—	—	—		—
Kenneth Fisher(2)	2023	232,115	64,590	—	—	—	98,906	(5)	395,311
Chief Financial Officer	2022	204,135	99,000	—	67,600	—	3,438		374,173
Jason Cook(3)	2023	233,750	—	—	—	—	6,544	(4)	240,294
Chief Technology Officer	2022	212,103	60,720	—	4,632	—	5,596		283,051

____________

(1)      Ms. Scally was appointed Interim Chief Financial Officer on September 26, 2023. Ms. Scally’s appointment was made pursuant to an agreement with DLA LLC (“DLA”), where she is an employee. We paid DLA on an hourly basis for Ms. Scally’s services. We did not pay Ms. Scally any cash compensation, as she is compensated by DLA. We terminated our agreement with DLA on March 29, 2024, at which time Ms. Scally ceased serving as our Interim Chief Financial Officer.

(2)      Mr. Fisher ceased service as an employee and officer of the Company on September 26, 2023. He was hired and appointed Chief Financial Officer on March 23, 2022. Compensation reported in both 2022 and 2023 is for a partial year of employment.

(3)      The amounts in this column represent the aggregate grant date fair value of option awards granted to each NEO, computed in accordance with FASB ASC Topic 718, as further described in Note 9 of the notes to our Consolidated Financial Statements included our Annual Report, which contains a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.

(4)      The amounts represent matching contributions made by the Company under its 401(k) Plan.

(5)      Includes (i) matching contributions made by the Company under its 401(k) Plan and (ii) severance compensation paid pursuant to the terms of Mr. Fisher’s employment agreement in the amount of $240,000.

Narrative to Summary Compensation Table

Neil Dey, Chief Executive Officer and President

In July 2021, we entered into an employment agreement with Mr. Dey (such agreement, as subsequently amended and restated, the “Dey Agreement”). The Dey Agreement provides for an initial annual base salary for Mr. Dey of $250,000, which increased to $350,000 in November 2021. On January 12, 2023, Mr. Dey’s annual base salary was increased to $372,750, then on January 27, 2023, Mr. Dey’s annual base salary was decreased to $275,000. The agreement also provides eligibility for an annual bonus targeted at 50% of his base salary. The annual bonus is payable in a combination of cash and equity as determined at the sole discretion of the Compensation Committee of the Board. Mr. Dey is entitled to participate in certain of the Company’s benefit plans available to other executives.

Under the Dey Agreement, Mr. Dey is entitled to receive certain benefits upon termination of employment under certain circumstances. If we terminate Mr. Dey’s employment for any reason other than “Cause” (as such term is defined in the Dey Agreement), Mr. Dey will receive cash severance equal to twelve months base salary plus a pro-rata portion of the target annual bonus in addition to any unpaid salary, bonus, and unused vacation time not already paid.

Frances Scally, former Interim Chief Financial Officer

On September 26, 2023, the Board appointed Frances Scally as interim Chief Financial Officer of the Company and designated her as the Company’s principal financial officer and principal accounting officer. Ms. Scally was not an employee of the Company. The appointment of Ms. Scally was made pursuant to a scope of work agreement and master services agreement with DLA, where Ms. Scally is an employee. Pursuant to the terms of these agreements, DLA assigned the services of Ms. Scally to the Company to, among other things, assume the responsibilities of Chief Financial Officer of the Company, serve as the Company’s principal financial officer and principal accounting officer, assume the responsibilities for the accounting operations of the Company and execute documents on behalf of the Company as directed by the Chief Executive Officer. DLA determines the compensation it pays and benefits it offers to Ms. Scally and we do not have any role in those decisions. The Company paid DLA on an hourly basis for Ms. Scally’s services. We terminated our agreement with DLA on March 29, 2024, at which time Ms. Scally ceased serving as our Interim Chief Financial Officer.

Kenneth Fisher, former Chief Financial Officer

In March 2022, we entered into an employment agreement with Mr. Fisher (such agreement, the “Fisher Agreement”). The Fisher Agreement provides for an initial annual base salary for Mr. Fisher of $275,000, which increased to $300,000 on January 1, 2023, as well as eligibility for an annual bonus targeted at 40% of his base salary. The annual bonus is payable in a combination of cash and equity as determined at the sole discretion of the Compensation Committee of the Board. Mr. Fisher is entitled to participate in certain of the Company’s benefit plans available to other executives.

Under the Fisher Agreement, Mr. Fisher is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Fisher’s employment for any reason other than “Cause” (as such term is defined in the Fisher Agreement), Mr. Fisher will receive cash severance equal to six months base salary plus a pro-rata portion of the target annual bonus in addition to any unpaid salary, bonus, and unused vacation time not already paid.

Mr. Fisher was granted a ten-year option to purchase 65,000 shares of common stock at an exercise price of $1.31 per share (the closing price of the Company’s common stock on the date of the agreement). Of the option grant, 5,000 shares were fully-vested on the date of grant and 60,000 shares will vest in three equal annual installments on the anniversary dates of the grant, provided Mr. Fisher is employed on each vesting date.

Mr. Fisher separated from the Company as an employee on September 26, 2023. On October 14, 2023, a Separation Agreement between the Company and Mr. Fisher became effective and irrevocable in connection with Mr. Fisher’s prior separation from employment. Mr. Fisher was paid severance amounts equal to $240,000 in the aggregate (representing six months of base salary and the pro rata amount of Mr. Fisher’s 2023 target bonus). The payments are subject to the compliance by Mr. Fisher with certain ongoing covenants with respect to confidentiality, cooperation, and other matters.

Jason Cook, Chief Technology Officer

In July 2021, we entered into an employment agreement with Dr. Cook (such agreement, as subsequently amended and restated, the “Cook Agreement”). The Cook Agreement provides for an initial annual base salary for Dr. Cook of $200,000 as well as eligibility for an annual bonus targeted at 30% of his base salary. On December 15, 2021, Dr. Cook’s annual base salary was increased to $220,000. The annual bonus is payable in a combination of cash and equity as determined at the sole discretion of the Compensation Committee of the Board. Dr. Cook is entitled to participate in certain of the Company’s benefit plans available to other executives and Dr. Cook was provided with a $30,000 relocation allowance to move to Massachusetts in 2021.

Under the Cook Agreement, Dr. Cook is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Dr. Cook’s employment for any reason other than “Cause” (as such term is defined in the Cook Agreement), Dr. Cook will receive cash severance equal to six months base salary plus a pro-rata portion of the target annual bonus in addition to any unpaid salary, bonus, and unused vacation time not already paid.

In connection with his appointment as Chief Technology Officer in July 2021, following the effective date of the 2021 Stock Plan, Dr. Cook was issued stock options to purchase 75,000 shares of common stock on July 7, 2021 at an exercise price of $3.50. These stock options vest as follows: (i) 41,668 vest immediately upon grant, and (ii) 8,333 each will vest over upon achievement of four performance milestones (total of 33,332).

2023 Grants of Plan-Based Awards

The following table provides information on awards under our stock plan to our NEOs in 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Units	Grant Date Fair Value of Stock Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Neil Dey	2/1/2023	(2)							7,955	70,000
Frances Scally
Kenneth Fisher	2/1/2023	(3)							5,625	49,500
Jason Cook	2/1/2023	(4)							3,450	30,360

____________

(1)      The grant date fair value is calculated in accordance with FASB ASC Topic 718.

(2)      Reflects a grant of restricted stock units, that vested 100% on the grant date, in settlement of Mr. Dey’s 2022 bonus of $70,000 (which amount is reported in the “Bonus” column of the SCT for 2022).

(3)      Reflects a grant of restricted stock units, that vested 100% on the grant date, in settlement of 50% of Mr. Fisher’s 2022 bonus of $99,000 (which amount is reported in the “Bonus” column of the SCT for 2022).

(4)      Reflects a grant of restricted stock units, that vested 100% on the grant date, in settlement of 50% of Dr. Cook’s 2022 bonus of $60,720 (which amount is reported in the “Bonus” column of the SCT in 2022).

Outstanding Equity Awards at 2023 Fiscal Year End

The following table shows certain information regarding outstanding equity awards held by our NEOs as of December 31, 2023.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Neil Dey	235.25(1)	470.5		$21.80	2/25/32
Kenneth Fisher	0(2)	0	$	N/A	N/A
Jason Cook	2,083.4(3)	1,666.6		$70.00	7/7/31
	88.754(4)	177.45		$21.80	2/25/32

____________

(1)      On February 25, 2022, Mr. Dey was issued stock options to purchase 705.75 shares of common stock at an exercise price of $21.80 that vest ratably over three years. As of December 31, 2023, 235.25 of the options were vested.

(2)      On March 25, 2022, Mr. Fisher was issued stock options per his employee agreement to purchase 3,250 shares of common stock at an exercise price of $20.80. Of those options 250 vested immediately. As of December 31, 2023, all of the options were cancelled due to Mr. Fisher’s departure from the Company.

(3)      On July 7, 2021, Dr. Cook was issued stock options to purchase 3,750 shares of common stock at an exercise price of $70.00. Of those options 2,083.4 vested immediately upon grant while the remainder vest upon achievement of certain product development milestones. As of December 31, 2023, 2,083.4 of the options were vested.

(4)      On February 25, 2022, Dr. Cook was issued stock options to purchase 266.2 shares of common stock at an exercise price of $21.80 that rest ratably over three years. As of December 31, 2023, 88.75 of the options were vested.

Option Exercises and Stock Vested in 2023

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Neil Dey	—	—	7,955	70,000
Frances Scally	—	—	—	—
Kenneth Fisher	—	—	1,705	15,000
Jason Cook	—	—	3,450	30,360

____________

(1)      Includes the underlying shares received in February 2023 upon the vesting of RSUs granted on February 1, 2023.

(2)      Calculated based on the closing market price of the stock on the date of vesting.

Retirement Benefits

We established a 401(k) tax-deferred savings plan in 2022, which permits participants, including our NEOs, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. We are responsible for the administrative costs of the 401(k) plan. We may, in our discretion, make matching contributions to the 401(k) plan. We contributed $64,294 in matching contributions to the 401(k) Plan for NEOs for the year ended December 31, 2023.

Employee, Officer and Director Hedging

Our insider trading policy generally prohibits our directors, officers and employees from:

•        engaging in short sales of our securities;

•        engaging in hedging transactions, including, but not limited to, zero-cost collars, forward sale contracts and many others, which involve the establishment of a short position in our securities and limit or eliminate a director, officer or employee’s ability to profit from an increase in the value of our securities;

•        engaging in transactions in publicly traded options on our securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market; and

•        holding securities in a margin account or pledging our securities as collateral for a loan.

Director Compensation

Pursuant to our Non-Employee Director Compensation Policy, each member serving on our Board who was not our employee was eligible to compensation for his or her services as follows for 2023

•        Board member: $50,000;

•        Board chair: $75,000;

•        Audit Committee member: $7,500;

•        Audit Committee chair: $20,000;

•        Compensation Committee member: $7,500;

•        Compensation Committee chair: $20,000;

•        Nominating and Corporate Governance Committee member: $7,500; and

•        Nominating and Corporate Governance Committee chair: $20,000

The following table shows for the fiscal year ended December 31, 2023 certain information with respect to the compensation of our non-employee directors.

Name	Fees Earned ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Other Compensation ($)	Total ($)
Douglas Wurth	97,500	12,100	—	—	109,600
Donald Chase	85,000	12,100	—	—	97,100
Fred Zeidman	70,000	12,100	—	—	82,100
Svetlana Dey	50,000	12,100	—	—	62,100
Gary Gemignani	77,500	12,100	—	—	89,600

____________

(1)      The amounts in this column represent the aggregate grant date fair value of the 1,375 RSUs granted to each director on February 1, 2023, computed in accordance with FASB ASC Topic 718, which vest on the one-year anniversary of the grant date.

(2)      The amounts in this column represent the aggregate grant date fair value of option awards granted to each director, computed in accordance with FASB ASC Topic 718, as further described in Note 9 of the notes to our Consolidated Financial Statements included our Annual Report on Form 10-K for 2023, which contains a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans at December 31, 2023:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(3)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	37,645	31.16	53,490
Equity compensation plans not approved by security holders(2)	43,100	17.95	—

____________

(1)      Represents shares of common stock issuable upon exercise of outstanding stock options and rights under our 2018 Stock Incentive Plan (the “2018 Plan”) and 2021 Stock Plan (the “2021 Plan”). Both plans permit the Company to grant incentive and nonqualified stock options for the purchase of common stock, and restricted stock awards. The maximum number of shares of common stock reserved for issuance under the 2018 Plan and 2021 Plan are 31,472 and 98,000, respectively. At December 31, 2023 there were 13,113 and 40,377 shares of common stock available for grant under the 2018 Plan and 2021 Plan, respectively.

(2)      Consists of warrants issued to placement agents, underwriters and consultants.

Related Party Transactions

NanoHybrids, LLC

In December 2021, we entered into an agreement with NanoHybrids, LLC (“NanoHybrids”), the Company where Dr. Cook served as CEO of prior to joining Bluejay, to utilize our research and development staff and laboratory facility when available to perform work for NanoHybrids. Any hours worked by our employees for NanoHybrids is billed to NanoHybrids at a bill rate of the respective employee’s fully burdened personnel cost plus 10%. NanoHybrids is wholly owned by our Chief Technology Officer. The table below summarizes the amounts earned and due from NanoHybrids as of and for the year ended December 31, 2023:

2023
Income from NanoHybrids included in Other Income	$178,042
Cash receipts from NanoHybrids	$156,504
Amounts receivable from NanoHybrids included in Prepaids and Other Current Assets	$41,269

Policies and Procedures for Related Party Transactions

Our Audit Committee Charter provides that our Audit Committee is responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions as set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or will be a participant to, where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In determining whether to approve a proposed transaction, our Audit Committee will consider all relevant facts and circumstances including: (i) the materiality and character of the related party’s direct or indirect interest; (ii) the commercial reasonableness of the terms; (iii) the benefit or perceived benefit, or lack thereof, to us; (iv) the opportunity cost of alternate transactions; and (v) the actual or apparent conflict of interest of the related party.

Proposal 1:
Election Of Directors

Our Board currently consists of six members: Douglas Wurth, Neil Dey, Svetlana Dey, Donald Chase, Fred Zeidman and Gary Gemignani. The Nominating and Governance Committee nominated and the Board approved and recommended all of the current members of our Board for re-election. All nominees have consented to being named herein and have indicated their intention to serve as our directors, if elected. The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the named director nominees. In case any of the nominees becomes unavailable for election to the Board the persons named as proxies will have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. The Board nominees, if elected, will serve until the next annual meeting of shareholders or until each successor is duly elected and qualified.

Biographical information for our directors is provided above in the section entitled “Information About Directors and Executive Officers.”

Vote Required and Recommendation of the Board

A plurality of the votes cast is required to elect director nominees, and as such, the six nominees who receive the greatest number of “FOR” votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more “FOR” votes than any other nominee for the same director’s seat. Broker non-votes and abstentions will have no effect on this proposal. The Board recommends that stockholders vote FOR each of the six nominees for election to our Board.

Proposal 2: APPROVE AND ADOPT AN AMENDMENT TO THE COMPANY’S amended and restated certificate of incorporation, as amended, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK

General

Our Board has adopted and is recommending that our stockholders approve a proposed amendment (the “Authorized Common Stock Amendment”) to our amended and restated certificate of incorporation, as amended (the “Restated Certificate”), in substantially the form attached hereto as Annex A, to increase our number of authorized shares of common stock from 7,500,000 to 50,000,000. The proposed amendment is subject to approval by our stockholders. The description in this proxy statement of the proposed amendment is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the form of the amendment.

If the amendment is approved by our stockholders, the first sentence of Article “FOURTH” of the Restated Certificate will be amended and restated in its entirety to read as follows:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is FIFTY-FIVE MILLION (55,000,000) shares, consisting of (a) FIFTY MILLION (50,000,000) shares of common stock (the “Common Stock”), and (b) FIVE MILLION (5,000,000) shares of preferred stock (the “Preferred Stock”).”

Reasons for the Amendment

Currently, our company is authorized to issue 7,500,000 shares of common stock. Of the 7,500,000 shares of common stock authorized, as of March 29, 2024, there were (i) 2,688,448 shares of common stock outstanding, (ii) warrants exercisable for 4,523,454 shares of common stock, and (iii) 37,645 shares of common stock issuable upon exercise of outstanding options or settlement of restricted stock units. Consequently, after accounting for shares of common stock reserved for issuance pursuant to outstanding warrants, stock options and restricted stock units, we have only approximately 250,000 shares of authorized but unissued common stock available for general corporate purposes. Additionally, although we are authorized to issue 5,000,000 shares of preferred stock, there were no shares of preferred stock outstanding as of the record date.

Absent further funding, we currently only expect our available cash resources to be sufficient to fund our operations through the second quarter of 2024. As such, we anticipate that we will need to raise additional capital to fund our operations while we implement and execute our business plan. Given the number of shares available for issuance as of the record date, our Board of Directors does not believe the currently available number of unissued shares of common stock is an adequate number of shares to assure that there will be sufficient shares available for issuance in connection with possible equity and equity-based financings, possible future awards under employee benefit plans, and other corporate purposes. Therefore, our Board has approved the above-described increase in our authorized shares of common stock as a means of providing us with the flexibility to act with respect to the issuance of common stock or securities exercisable for, or convertible into, common stock in circumstances which they believe will advance our interests and the interests of our stockholders. The failure to approve this proposal will prevent us from continuing to pursue effective strategies to access capital in the public and private markets, and could negatively affect our ability to continue as a going concern.

The proposed increase to the number of authorized shares of common stock will not change the number of shares of common stock outstanding nor will it have any immediate dilutive effect or change the rights of our current stockholders. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. If the amendment is adopted, it will become effective upon filing of a certificate of amendment of the Restated Certificate with the Secretary of State of the State of Delaware. No further stockholder authorization would be required prior to the issuance of such shares, except where stockholder approval is required under Delaware corporate law or Nasdaq rules.

If the proposal is approved, it could have an anti-takeover effect or delay or prevent a change in control of us. Our Board of Directors is not currently aware of any unsolicited attempt to take control of us, and would act in the best interest of our stockholders if any attempt is made in the future. The holders of our common stock have no preemptive rights, and our Board of Directors has no plans to grant such rights with respect to any such shares.

Vote Required

The approval of this proposal requires the affirmative vote of a majority in voting power of the votes cast. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S amended and restated certificate of incorporation, as amended, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK

PROPOSAL 3: approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock

General

Our Board has unanimously approved and declared advisable and is recommending that our stockholders approve and adopt a proposed certificate of amendment to the Restated Certificate, in substantially the form attached hereto as Annex B, to effect a reverse stock split of all of our outstanding shares of common stock by one of several fixed ratios between 1-for-2 and 1-for-10 (the “Reverse Stock Split”), with the final decision of whether to proceed with the Reverse Stock Split, the effective time of the Reverse Stock Split, and the exact ratio of the Reverse Stock Split to be determined by our Board, in its sole discretion and without further action by the Company’s stockholders; provided, our Board will not select a reverse split ratio that will result in us having fewer than 500,000 publicly held shares under Nasdaq continued listing standards. The following table contains approximate information relating to our common stock immediately following the reverse stock split under certain possible exchange ratios, based on share information as of April 4, 2024 (all share numbers are rounded down to the nearest whole share):

	Prior to Reverse Stock Split	Giving Effect to Reverse Stock Split at Ratio of:
		1-for-2	1-for-3	1-for-4	1-for-5	1-for-6	1-for-8	1-for-10
Authorized shares of Common Stock If Proposal 2 Implemented	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Authorized shares of Common Stock If Proposal 2 Not Implemented	7,500,000	7,500,000	7,500,000	7,500,000	7,500,000	7,500,000	7,500,000	7,500,000
Outstanding shares of Common Stock	2,688,448	1,344,224	896,149	672,112	537,689	448,074	336,056	268,844
Shares of common stock issuable upon exercise of outstanding warrants	4,523,454	2,261,727	1,507,818	1,130,864	904,691	753,909	565,432	452,346
Shares of common stock issuable upon exercise of outstanding options or settlement of restricted stock units	37,645	18,823	12,549	9,412	7,493	6,275	4,706	3,765

By approving the Reverse Stock Split, stockholders will be approving the Reverse Stock Split at a specific ratio within the range described above as determined by the Board, as it determines to be in the best interest of the Company’s stockholders. The Board believes that stockholder approval of the range of reverse stock split ratios (as opposed to approval of a single reverse stock split ratio) provides the Board with maximum flexibility to achieve the purpose of a reverse stock split, as discussed below, and therefore is in the best interests of the Company and its stockholders.

If out stockholders approve the Reverse Stock Split, and our Board decides to implement it, the Reverse Stock Split will become effective as of a date and time to be determined by the Board that will be specified in the certificate of amendment (the “Effective Time”). If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

The Reverse Stock Split will be realized simultaneously for all outstanding common stock. The Reverse Stock Split will affect all holders of common stock uniformly and each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as further described below. The Reverse Stock Split will not change the par value of our common stock or the number of authorized shares of common stock. The Reverse Stock Split will also affect outstanding stock options and other stock-based awards, as described in “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder” below.

Reasons for the Reverse Stock Split

Our Board is seeking stockholder approval of the Reverse Stock Split with the primary intent of increasing the price of our common stock in order to meet the Nasdaq Stock Market’s minimum price per share criteria for continued listing on that exchange. Our common stock currently is publicly traded and listed on the Nasdaq Capital Market under the symbol “BJDX.” On February 28, 2024, we received a notification letter from the Nasdaq Listing Qualifications Staff notifying us that the closing bid price for our common stock had been below $1.00 for the previous 30 consecutive business days and that we therefore are not in compliance with the minimum bid price requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification provided us with a compliance period of 180 calendar days, or until August 26, 2024, in which to regain compliance. If the Company does not regain compliance by August 26, 2024, the Company may be eligible for an additional 180 calendar days, provided the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, except the bid price requirement, and provides written notice to Nasdaq of its intention to cure the deficiency during the second compliance period.

To regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1.00 or higher for a minimum of ten consecutive business days, and in such case, Nasdaq will provide us with written confirmation of compliance. Our Board’s principal reason for seeking approval of the Reverse Stock Split is to establish a mechanism for the price of our common stock to meet Nasdaq’s minimum bid price requirement. If we are delisted from the Nasdaq Capital Market and we are not able to list our common stock on another exchange, our common stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•        a limited availability of market quotations for our securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and no analyst coverage for us;

•        we would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and

•        a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

Our Board believes that the proposed reverse stock split is a potentially effective means for us to maintain compliance with the Nasdaq listing rules and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from the Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our common stock.

Determination of Reverse Stock Split Ratio

Our Board believes that stockholder adoption of several fixed reverse stock split ratios, as opposed to adoption of a single reverse stock split ratio, provides maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company and its stockholders. In determining which of the approved fixed ratios to implement following the receipt of stockholder approval, the Board (or any authorized committee of the Board) may consider, among other things, factors such as:

•        our ability to maintain the listing of our common stock on the Nasdaq Capital Market;

•        the historical trading price and trading volume of our common stock;

•        the number of shares of our common stock outstanding;

•        the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•        the continued listing requirements of the Nasdaq Stock Market; and

•        prevailing general market and economic conditions.

The Board reserves the right to elect to abandon the Reverse Stock Split (including all of the fixed reverse stock split ratios), notwithstanding stockholder approval thereof, if our Board determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders. In making such determination, our Board will take into account certain factors including the expected trading prices for our common stock, actual or forecasted results of operations and the likely effect of such results on the market price of our common stock, as well as the factors described in the above paragraph.

Principal Effects of the Reverse Stock Split

By approving this proposal, stockholders will approve the Reverse Stock Split which would combine a specific number of shares of common stock into one share. The certificate of amendment to be filed with the Secretary of State of the State of Delaware would include only that number determined by the Board to be in the best interests of the Company and its stockholders. In accordance with these resolutions, the Board will not implement any amendment providing for a different reverse stock split ratio than those specified in this proposal.

As explained above, the Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of common stock and the exchange ratio will be the same for all issued and outstanding shares of common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders receiving a cash payment in lieu of owning a fractional share, as further described in the section titled “Fractional Shares” below. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company’s continuing obligations under the periodic reporting requirements of the Exchange Act. Following the Reverse Stock Split, our common stock will continue to be listed on the Nasdaq Capital Market under the ticker symbol “BJDX,” although it would receive a new CUSIP number.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split is approved by the Company’s stockholders, and if at such time the Board still believes that a reverse stock split is in the best interests of the Company and its stockholders, the Board will determine the ratio of the Reverse Stock Split to be implemented. The Reverse Stock Split will become effective as of the Effective Time. The Board will determine the exact timing of the filing of the certificate of amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its stockholders. If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

Except as described below under the sections titled “Fractional Shares” and “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder,” at the Effective Time, each whole number of issued and outstanding pre-Reverse Stock Split shares that the Board has determined will be combined into one post-Reverse Stock Split share (based on the Board’s final selection of the fixed ratio to be applied) will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock, and each certificate which, immediately prior to the Effective Time represented pre-Reverse Stock Split shares, will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record at the Effective Time of the Reverse Stock Split who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares not evenly divisible by the number of pre-Reverse Stock Split shares for which each post-Reverse Stock Split share is to be exchanged, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing such pre-Reverse Stock Split shares (except as described below under “— Book-Entry Shares”), to a cash payment, without interest, in lieu thereof, as set forth in the certificate of amendment.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-Reverse Stock Split shares of our common stock owned in book-entry form.

Certificated Shares

As soon as practicable after the Effective Time of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-Reverse Stock Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Reverse Stock Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Anti-Takeover and Dilutive Effects

The number of authorized shares of our common stock will not be diluted as a result of the reverse stock split. The common stock and preferred stock that is authorized but unissued provide the Board with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The certificate of amendment would continue to give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or regulations. The certificate of amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued common stock or preferred stock to impede a takeover attempt.

Except for the Company’s obligation to issue common stock upon the exercise of outstanding options and warrants, we have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to the reverse stock split at this time, and we have not allocated any specific portion of the authorized number of shares to any particular purpose.

Certain Risks Associated with the Reverse Stock Split

We cannot predict whether the Reverse Stock Split will increase the market price per share of our common stock proportionately with the ratio of the combination. The market price of our common stock may also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Further, there are a number of risks associated with the Reverse Stock Split, including:

The liquidity of our common stock may be harmed by the Reverse Stock Split given the reduced number of shares of common stock that would be outstanding after the Reverse Stock Split, particularly if the stock price does not proportionately increase as a result of the Reverse Stock Split.

The Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our common stock. Consequently, the market price per post-Reverse Stock Split share may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of the Reverse Stock Split. Accordingly, the total market capitalization of our shares of common stock following the Reverse Stock Split could be lower than the total market capitalization before the Reverse Stock Split.

A reverse stock split would increase our number of authorized but unissued shares of stock. We could use the shares that are available for future issuance in dilutive equity financing transactions, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder

Pursuant to the terms of the Company’s 2018 and 2021 Stock Plans, (collectively, the “Stock Plans”) and the agreements governing equity awards thereunder, the Board or a committee thereof, as applicable, will adjust the number of shares of common stock available for future grant, the number of shares of common stock underlying outstanding awards, the exercise price per share of outstanding stock options, and other terms of outstanding awards issued pursuant to the Stock Plans to equitably reflect the effects of the Reverse Stock Split. With respect to any such outstanding equity awards, the contemplated equitable adjustments will result in approximately the same aggregate exercise price being required to be paid under such stock options, and approximately the same value of shares of common stock being delivered upon exercise, vesting or settlement of such awards immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. Any fractional shares that would otherwise result from the Reverse Stock Split adjustments described above with respect to outstanding equity awards will be eliminated through rounding or as otherwise determined by the Board or a committee thereof in accordance with the terms of such Stock Plans and award agreements thereunder.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. However, because the par value of our common stock will remain unchanged at the Effective Time of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the Reverse Stock Split that the Board decides to implement, the stated capital component will be reduced proportionately based upon the Reverse Stock Split and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. Immediately after the Reverse Stock Split, the per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the Reverse Stock Split.

Effect on Par Value

The certificate of amendment will not affect the par value of our common stock, which will remain at $0.0001 per share.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. While the timing, declaration and payment of any future dividends to holders of our common stock fall within the discretion of our Board and will depend on our operating results, earnings, financial condition, the capital requirements of our business and other factors, our Board expects that the amount of future dividends, if any, would be adjusted accordingly to reflect the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed certificate of amendment to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the reverse stock split. It addresses only stockholders who hold our common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Assuming the reverse stock split qualifies as reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received and generally should be capital gain or loss and generally would be a long-term gain or loss to the extent that the holder’s holding period exceeds 12 months.

The foregoing views are not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with their own tax advisor with respect to all of the potential tax consequences to them of the reverse stock split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock and equity awards granted to them pursuant to the stock plans.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the certificate of amendment and to abandon any Reverse Stock Split (including all of the fixed reverse stock split ratios) without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment, even if the authority to effect these amendments is approved by our stockholders at the Special Meeting. By voting in favor of the Reverse Stock Split (including each of the fixed reverse stock split ratios), you are expressly also authorizing the Board to delay, not proceed with, and abandon, the Reverse Stock Split (including all of the fixed reverse stock split ratios) and the certificate of amendment if it should so decide, in its sole discretion, that such actions are in the best interests of our stockholders.

Vote Required

The approval of this proposal requires the affirmative vote of a majority in voting power of the votes cast. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal.

Recommendation of the Board

The Board unanimously recommends that the stockholders vote “FOR” the Reverse Stock Split Proposal

Proposal 4: To Ratify The Appointment Of Independent Registered Public Accounting Firm

Our Audit Committee has selected Wolf & Company P.C. as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2024. Our stockholders are being asked to ratify this appointment. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors. Representatives of Wolf & Company P.C. are expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement at the Annual Meeting.

Aggregate fees for professional services rendered by Wolf & Company P.C. for their services for the fiscal years ended December 31, 2023 and 2022, respectively, were as follows:

	2023	2022
Audit Fees	$139,149	$142,636
Audit-related fees	36,500	5,420
Tax fees	8,000	6,600
All other fees	—	—
TOTAL	$183,649	$154,656

Audit Fees

Audit fees represent the aggregate fees billed for professional services rendered by our independent accounting firm for the audit of our annual financial statements, review of financial statements included in our quarterly reports, review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees.

Tax Fees

Tax fees represent the aggregate fees billed for professional services rendered by our principal accountants for tax return preparation and compliance for such years.

All Other Fees

All other fees represent the aggregate fees billed for products and services other than the services reported in the other categories.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee reviews audit and non-audit services on an annual basis performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 4 requires the affirmative vote of a majority in voting power of the votes cast. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. The Board recommends that stockholders vote FOR the ratification of the appointment of Wolf & Company P.C., our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Audit Committee Report

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal control over financial reporting and disclosure controls and procedures. Wolf & Company P.C., the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

We have reviewed and discussed with management and Wolf & Company P.C. the Company’s audited financial statements. We discussed with Wolf & Company P.C. the overall scope and plans of their audit. We met with Wolf & Company P.C., with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

With regard to the fiscal year ended December 31, 2023, the Audit Committee (i) reviewed and discussed with management the Company’s audited financial statements as of December 31, 2023, and for the year then ended; (ii) discussed with Wolf & Company P.C. the matters required by Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; (iii) received the written disclosures and the letter from Wolf & Company P.C. required by applicable requirements of the PCAOB regarding Wolf & Company P.C.’s communications with the Audit Committee regarding independence; and (iv) discussed with Wolf & Company P.C. their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Gary Gemignani (Chairperson)

Douglas Wurth

Donald Chase

Availability Of Annual Report On Form 10-K

A copy of our 2023 Annual Report on Form 10-K has been mailed concurrently with this proxy statement to stockholders entitled to notice of and to vote at the Annual Meeting, provided that we have not included the exhibits to Form 10-K. We will provide copies of these exhibits without cost upon request by eligible stockholders. Requests for copies of such exhibits should be mailed to Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, Attention: Corporate Secretary.

Other Proposed Action

Our Board does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board.

Householding Of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are the Company’s stockholders may be “householding” our proxy materials. A single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, please (1) notify your broker, or (2) direct your written request to Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, Attention: Corporate Secretary, or call us at (844) 327-7078. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers. In addition, upon written or oral request to the address set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of the documents was delivered.

Stockholder Proposals And Submissions

In order to be eligible for inclusion in our proxy statement and form of proxy for our next Annual Meeting, a proposal of a stockholder, including the submission of a stockholder nominee for election to our Board, must be received at our principal executive offices located in Acton, Massachusetts no later than            . For any proposal that a stockholder wishes to propose for consideration at our next Annual Meeting but does not wish to include in the proxy materials for that meeting, our Amended and Restated Bylaws require a notice of the proposal to be delivered not less than 90 days but not more than 120 days prior to the anniversary of our preceding annual meeting of stockholders, or not before            and not later than            . The notice of the proposal also must comply with the content requirements for such notices set forth in our Amended and Restated Bylaws.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules under Rule 14a-19 of the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act no earlier than            or later than            .

Annex A

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
BLUEJAY DIAGNOSTICS, INC.

Bluejay Diagnostics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Laws (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Bluejay Diagnostics, Inc., the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) was March 20, 2015, the date of filing of its Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State was October 22, 2021, and the date of filing of a Certificate of Amendment to the Restated Certificate with the Secretary of State was July 21, 2023.

SECOND: The text of Section 4.1 (Authorized Capital Stock) of Article IV (Capitalization) of the Restated Certificate is amended and restated in its entirety to read as follows:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is FIFTY-FIVE MILLION (55,000,000) shares, consisting of (a) FIFTY MILLION (50,000,000) shares of common stock (the “Common Stock”), and (b) FIVE MILLION (5,000,000) shares of preferred stock (the “Preferred Stock”).

THIRD: That resolutions were duly adopted by unanimous written consent of the Board of Directors of the Corporation setting forth this amendment to the Restated Certificate.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed on its behalf, by __________, its __________, this __________ day of __________, __________.

BLUEJAY DIAGNOSTICS, INC.
By:
Name:
Title:

Annex A-1

Annex B

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
BLUEJAY DIAGNOSTICS, INC.

Bluejay Diagnostics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Laws (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Bluejay Diagnostics, Inc., the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) was March 20, 2015, the date of filing of its Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State was October 22, 2021, the date of filing of a Certificate of Amendment to the Restated Certificate with the Secretary of State was July 21, 2023[, and the date of filing of a Certificate of Amendment to the Restated Certificate with the Secretary of State was [    ], 2024]1.

SECOND: The text of Section 4.1 (Authorized Capital Stock) of Article IV (Capitalization) of the Restated Certificate is amended and restated in its entirety to read as follows:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [TWELVE MILLION FIVE HUNDRED THOUSAND (12,500,000) shares, consisting of (a) SEVEN MILLION FIVE HUNDRED (7,500,000) shares][FIFTY-FIVE MILLION (55,000,000) shares, consisting of (a) FIFTY MILLION (50,000,000) shares]2 of common stock (the “Common Stock”), and (b) FIVE MILLION (5,000,000) shares of preferred stock (the “Preferred Stock”). Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [2][3][4][5][6][8][10] shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “2024 Reverse Stock Split”). The par value of the Common Stock following the 2024 Reverse Stock Split shall remain $0.0001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

THIRD: That resolutions were duly adopted by unanimous written consent of the Board of Directors of the Corporation setting forth this amendment to the Restated Certificate.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed on its behalf, by __________, its __________, this __________ day of __________, __________.

BLUEJAY DIAGNOSTICS, INC.
By:
Name:
Title:

____________

1        Date of filing of Authorized Common Stock Amendment to be inserted if such amendment has been implemented at the time of filing.

2        First bracketed alternative to be included if Authorized Common Stock Amendment has been implemented at the time of filing; otherwise, second bracketed alternative to be included.

Annex B-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet, Smartphone or Tablet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail BLUEJAY DIAGNOSTICS, INC. Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on , 2024. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. A FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED A PROXY CARD THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. Please mark your votes like this 1. Election of Directors Nominees (1) Neil (Indranil) Dey (2) Douglas Wurth (3) Svetlana Dey (4) Donald R. Chase (5) Fred S. Zeidman (6) Gary Gemignani FOR WITHHOLD FOR ALL ALL ALL EXCEPT (Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. Approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to increase the number of authorized shares of the Company’s common stock. FOR AGAINST ABSTAIN 3. Approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock. 4. Ratification of Wolf & Company, P.C., as independent registered public accounting firm for year ending December 31, 2024. CONTROL NUMBER Signature Signature, if held jointly Date, 2024 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2024 Proxy Statement and the 2023 Annual Report to Stockholders are available at: https://www.cstproxy.com/bluejaydx/2024 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS BLUEJAY DIAGNOSTICS, INC. The undersigned appoints Neil (Indranil) Dey, Jason Cook and Michael Morse, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Bluejay Diagnostics, Inc. held of record by the undersigned at the close of business on 2024 at the Annual Meeting of Stockholders of Bluejay Diagnostics, Inc. to be held on 2024, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side) \\4148-1086-6255 v1